EXHIBIT 10.1

WAIVER AND FOURTH AMENDMENT

TO CREDIT AGREEMENT

                This WAIVER AND FOURTH AMENDMENT TO CREDIT AGREEMENT (“Amendment”) is dated as of August 13, 2002  and is entered into by and among Cherokee International, LLC, a California limited liability company (“Borrower”), Heller Financial, Inc., in its capacity as Agent for the Lenders party to the Credit Agreement described below (“Agent”), and the Lenders which are signatories hereto.

                WHEREAS, Agent, Lenders and Borrower are parties to a certain Credit Agreement dated as of April 30, 1999, as amended by that certain Consent, Waiver and First Amendment to Credit Agreement dated as of June 15, 2000, as further amended by that certain Second Amendment to Credit Agreement dated as of March 30, 2001, and as further amended by that certain Waiver and Third Amendment to Credit Agreement dated as of September 26, 2001 (as such agreement may be further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Agreement”); and

                WHEREAS, the Borrower has requested a waiver of compliance with the provisions set forth on Exhibit A and any Event of Default relating to such failure to comply (together with any notification or certification obligations with respect thereto, the “Waived Provisions”); and

                WHEREAS, the Borrower has requested that the Lenders waive the Waived Provisions, and the Lenders are willing to waive the Waived Provisions upon the terms, and subject to the conditions, set forth herein; and

                WHEREAS, the parties desire to amend the Agreement as hereinafter set forth.

                NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,  the parties hereto hereby agree as follows:

                1.             Definitions.  Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Agreement.

                2.             Amendments.  Subject to the conditions set forth below, the Agreement is amended as follows:

(a)           The Term Loan A Scheduled Installments and the Term Loan B Scheduled Installments set forth in subsection 1.1(A) are each amended by deleting all dates and amounts occurring after December 31, 2003 and replacing such dates and amounts with the following, as applicable.

For the Term Loan A Scheduled Installments:

January 8, 2004                     The remaining unpaid balance of the Term Loan A

For the Term Loan B Scheduled Installments:

January 8, 2004                     The remaining unpaid balance of the Term Loan B

(b)           Subsection 1.1(B)(1) is amended by deleting the “$25,000,000” figure therein and substituting “$20,000,000” in lieu thereof.

(c)           Subsection 1.1(B)(2) is amended by deleting the last two sentences of such subsection and adding in their place the following sentences to the end of such subsection:

The Lenders agree to provide Overadvance Revolving Loans to the Borrower during the period from the Third Amendment Effective Date through December 31, 2002 in an amount not to exceed $2,500,000, subject to the terms of this Agreement; provided that, the first, second, and third sentences of this subsection will not apply to such Overadvance Revolving Loans through and including December 31, 2002.  The Maximum Revolving Loan Balance shall be deemed increased by the amount of such Overadvance Revolving Loans from time to time outstanding.  Notwithstanding anything contained in this Agreement to the contrary, the Base Rate Margin and the LIBOR Margin applicable to such Overadvance Revolving Loans shall be equal to 2% in excess of the Base Rate Margin and LIBOR Margin otherwise applicable to Revolving Loans in accordance with the Pricing Table set forth in Subsection 1.2(A) hereof.  Unless an earlier maturity is provided for herein, such Overadvance Revolving Loans shall be due and payable on December 31, 2002.  From and after the Fourth Amendment Effective Date, each outstanding or new Overadvance Revolving Loan shall begin accruing interest from and after (i) the date such Overadvance Revolving Loan was advanced, if such Overadvance Revolving Loan is made pursuant to the affirmative request of the Borrower, or (ii) in all other cases, the date on which the Borrower delivers (or was required to deliver pursuant to the terms of this Agreement) a Borrowing Base Certificate which indicates the amount of outstanding Revolving Loans exceeds the Maximum Revolving Loan Balance, in which case the Borrower shall, subject to the amount limitation set forth above, be deemed to have requested such an Overadvance Revolving Loan bearing interest at the Base Rate plus 2% in excess of the Base Rate Margin or LIBOR plus 2% in excess of the LIBOR Margin, as applicable, on the date such Borrowing Base Certificate is delivered.  Notwithstanding anything in this subsection to the contrary, in no event may the aggregate principal amount of all Revolving Loans and all Overadvance Revolving Loans exceed the amount of the Revolving Loan Commitment less outstanding Risk Participation Liability.

(d)           Subsection 1.3(C) is amended by adding the following sentence to the end of such subsection:

Without limiting the generality of the foregoing, Borrower agrees to pay, solely in connection with the Fourth Amendment, all reasonable fees, costs and expenses (including those of attorneys) incurred by each Lender consenting to the Fourth Amendment.

(e)           A new Subsection 2.10 is inserted into the Agreement in proper numerical order, which Subsection shall read as follows:

2.10         Subordinated Notes Restructuring.   On or prior to August 15, 2002, Borrower shall deliver to Agent a preliminary term sheet for the restructuring of the Subordinated Notes, which restructuring shall provide, among other things, for a reduction in the cash interest required to be paid on the Subordinated Notes, and/or the conversion into preferred equity or redemption of a percentage to be determined of the Subordinated Notes (the “Restructuring”).  On or prior to September 15, 2002, Borrower shall deliver to Agent a final term sheet with respect thereto.  Borrower shall cause the Restructuring to be completed on or prior to October 15, 2002 on terms reasonably acceptable to the Agent and to the Requisite Lenders.  Borrower’s failure to comply with any of the terms contained in this Section 2.10 shall constitute an Event of Default.

(f)            Subsection 4.6(F) is amended by adding the following sentence to the end of such subsection:

Borrower will deliver to Agent a preliminary Borrowing Base Certificate within (15) days after the end of each month if at such time Borrower has not delivered the financial statements and Borrowing Base Certificate described in the immediately preceding sentence.  Without limiting the generality of Section 6.1(C), Borrower’s failure to comply with any of the terms of this Section 4.6(F) shall constitute an Event of Default.

(g)           Subsection 4.8 is amended and restated in its entirety to be and to read as follows:

4.8           Sponsor Obligations. The parties agree that the Sponsor Guaranties and the Sponsor Collateral constitute Security Documents.  Any proceeds obtained by Agent or Borrower from the Sponsor Guaranties and the Sponsor Collateral shall be applied in the following order of priority:  (i) $2,215,089.52 to be applied to reduce the outstanding Overadvance Revolving Loans, (ii) $150,301.73 to repay outstanding Revolving Loans, (iii) $2,033,848.37 to be applied against the September 30, 2002 Scheduled installments of both Term Loans, and (iv) $4,298,928.72 shall be applied pro rata between both Term Loans as a pro rata reduction of the remaining Scheduled Installments.  The parties further acknowledge and agree that the $1,801,831.66 payment received by Agent under the Sponsor Guaranties on July 1, 2002 was applied against the June 30, 2002 Scheduled Installments of both Term Loans.

(h)           Subsection 10.1 is amended by inserting the following definitions in their proper alphabetical order, or, where applicable, replacing an existing definition with the applicable below definition:

“Expiry Date” means the earlier of (a) the suspension (subject to reinstatement) of the Lenders’ obligations to make Revolving Loans pursuant to subsection 6.2, (b) the acceleration of the Obligations pursuant to subsection 6.3, or (c) January 8, 2004.

“Fourth Amendment” means that certain Waiver and Fourth Amendment to Credit Agreement dated as of the Fourth Amendment Effective Date among Borrower, Agent and the Lenders party thereto.

 “Fourth Amendment Effective Date” means August 13, 2002.

“Maximum Revolving Loan Balance” will be the lesser of (a) the “Borrowing Base” (as calculated on Exhibit 4.6(F), the “Borrowing Base Certificate”) less outstanding Risk Participation Liability or (b) the Revolving Loan Commitment less outstanding Risk Participation Liability.

                3.             Waiver.  Agent and Lenders hereby waive compliance with the Waived Provisions.  This waiver shall not be deemed to constitute a waiver of any Event of Default (other than Borrower’s failure to comply with the Waived Provisions) or any future breach of the Agreement or any of the other Loan Documents.

4.             Conditions.  The effectiveness of this Amendment is subject to the following conditions precedent (unless specifically waived in writing by Agent):

(a)           Borrower, Agent and Requisite Lenders shall have executed and delivered this Amendment,  and such other documents and instruments as Agent may reasonably require shall have been executed and/or delivered to Agent;

(b)           All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to Agent, its legal counsel and the Lenders consenting to this Amendment;

(c)           No Default or Event of Default shall have occurred and be continuing after giving effect to this Amendment;

(d)           Borrower shall have paid Agent, for the benefit of the Lenders consenting to this Amendment, an amendment fee in the amount of $93,403.17, to be paid to each consenting Lender based upon their respective Pro Rata Share (determined in accordance with clause (c) of the definition thereof);

(e)           Agent shall have received payments in an aggregate amount equal to at least $10,500,000 under the Sponsor Guarantees, including any payments made on July 1, 2002,

which payments have been or will be applied in accordance with Section 4.8 of the Agreement, as amended hereby; and

(f)            Agent shall have received financial statements and/or such other information as it shall request demonstrating to Agent’s satisfaction that Borrower has adequate liquidity to maintain its normal business operations through September 30, 2002.

                5.             Representations and Warranties.      To induce Agent and Lenders to enter into this Amendment, Borrower represents and warrants to Agent and Lenders:

                                (a)           that the execution, delivery and performance of this Amendment has been duly authorized by all requisite limited liability company action on the part of Borrower and that this Amendment has been duly executed and delivered by Borrower;

                                (b)           that each of the representations and warranties set forth in Section 5 of the Agreement (other than those that, by their terms, specifically are made as of certain date prior to the date hereof) are true and correct in all material respects as of the date hereof (after giving effect to this Amendment); and

                                (c)           there is no Default or Event of Default other than those resulting from Borrower’s failure to comply with the Waived Provisions.

                6.             Severability.         Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

                7.             References.          Any reference to the Agreement contained in any  document, instrument or agreement executed in connection with the Agreement shall be deemed to be a reference to the Agreement as modified by this Amendment.

                8.             Counterparts.  This Amendment may be executed by facsimile and in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument.

                9.             Ratification.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Agreement.  Except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement are ratified and confirmed and shall continue in full force and effect.

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                IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

HELLER FINANCIAL, INC., as Agent and Lender	CHEROKEE INTERNATIONAL, LLC

By:	By:
Title:	Title:

BANK AUSTRIA CREDITANSTALT CORPORATE FINANCE, INC.

By:
Title:

FLEET CAPITAL CORPORATION

By:
Title:

U.S. BANK

By:
Title:

GSC RECOVERY II, L.P.

By:
Title:

FINOVA CAPITAL CORPORATION

By:
Title:

CONSENT AND REAFFIRMATION

                The undersigned (“Guarantor”) hereby (i) acknowledges receipt of a copy of the foregoing Waiver and Fourth Amendment to Credit Agreement; (ii) consents to Borrower’s execution and delivery thereof; (iii) agrees to be bound thereby; and (iv) affirms that nothing contained therein shall modify in any respect whatsoever its guaranty of the obligations of Borrower to Agent and Lenders pursuant to the terms of that certain Guaranty dated as of April 30, 1999, (the “Guaranty”) and reaffirms that the Guaranty is and shall continue to remain in full force and effect.  Although Guarantor has been informed of the matters set forth herein and has acknowledged and agreed to same, Guarantor understands that Agent and Lenders have no obligation to inform Guarantor of such matters in the future or to seek Guarantor’s acknowledgment or agreement to future amendments or waivers, and nothing herein shall create such a duty.

                IN WITNESS WHEREOF, the undersigned has executed this Consent and Reaffirmation on and as of the date of such Amendment.

CHEROKEE INTERNATIONAL FINANCE, INC., a California corporation

By:
Name:
Title:

EXHIBIT A TO AMENDMENT

LIST OF WAIVED PROVISIONS UNDER THE AGREEMENT

1.                                       Section 1.5(B) of the Agreement for the fiscal year ending December 31, 2001.

2.                                       Section 4.3 of the Agreement for the fiscal quarter ending June 30, 2002.

3.                                       Section 4.4 of the Agreement for the fiscal quarter ending June 30, 2002.

4.                                       Section 4.5 of the Agreement for the fiscal quarter ending June 30, 2002.